Exhibit 99.1

HEARTWARE INTERNATIONAL REPORTS

FIRST QUARTER 2012 REVENUE OF $26.3 MILLION;

47% INCREASE FROM $18.0 MILLION IN FIRST QUARTER 2011

– Favorable FDA advisory panel recommendation tops list of recent milestones –

– Conference call today at 5:00 p.m. U.S. E.T. –

Framingham, Mass. and Sydney, Australia, May 10, 2012 - HeartWare International, Inc. (NASDAQ: HTWR; ASX: HIN), a leading innovator of less invasive, miniaturized circulatory support technologies that are revolutionizing the treatment of advanced heart failure, today announced revenue of $26.3 million for the first quarter ended March 31, 2012. This represents a 47 percent increase from $18.0 million in revenue for the same period of 2011.

“During the first quarter, we generated global sales for the HeartWare® Ventricular Assist System of 298 units, another new quarterly high for our company, above 266 units in the fourth quarter of 2011, and up from 207 units in the first quarter of 2011,” stated Doug Godshall, President and Chief Executive Officer. “Reflecting the strong support of our 91 customer sites in 25 countries, international markets accounted for 224 units sold and approximately three-quarters of our 2012 first quarter revenue or $19.9 million, up from $12.1 million in the first quarter of 2011.

“In the U.S., the recent positive recommendation of the Circulatory System Devices Advisory Committee is a significant step forward in the U.S. approval process, and we remain focused on working with the FDA as it finalizes its review of our Premarket Approval (PMA) application,” added Mr. Godshall. “Earlier this week we completed enrollment in our 450 patient, ENDURANCE Destination Therapy study, and sites are just beginning to come online for the most recent Continued Access Protocol allocation in our ADVANCE Bridge-to-Transplant study.”

Total operating expenses for the first quarter of 2012 were $32.7 million, as compared to $18.0 million in the same period of 2011. Research and development expense was $20.0 million for the first quarter of 2012, as compared to $9.3 million in the same period of 2011, primarily attributable to the Company’s continuing clinical trial costs and increased expenditure related to advancing HeartWare’s pipeline technologies. Selling, general and administrative expenses were $12.7 million in the first quarter of 2012, compared to $8.7 million in the first quarter of 2011. The increase in selling, general and administrative expenses is related to a higher volume of commercial activity outside of the U.S. and corporate infrastructure to support overall growth.

Net loss for the first quarter of 2012 was $18.8 million, or a $1.33 loss per basic and diluted share, compared to a $9.4 million net loss, or a loss of $0.68 per basic and diluted share, in the first quarter of 2011.

At March 31, 2012, the Company had $144.5 million of cash, cash equivalents and investments, as compared to $163.2 million at December 31, 2011.

HeartWare will host a conference call on Thursday, May 10, 2012 at 5:00 p.m. U.S. Eastern Daylight Time (being 7:00 a.m. Australian Eastern Standard Time, on May 11, 2012) to discuss the Company’s financial results, highlights from the quarter and business outlook. The call may be accessed by dialing 1-888-549-7704 five minutes prior to the scheduled start time and referencing “HeartWare.” For callers outside the U.S., please dial +1-480-629-9810. Doug Godshall, President and Chief Executive Officer, and Lauren Farrell, Vice President of Finance, will host the conference call.

A live webcast of the call will also be available at the Company’s website (www.heartware.com) by selecting “HeartWare First Quarter 2012 Conference Call” under the section titled “Corporate Presentations” on the Home Page. A replay of the conference call will be available through the above weblink immediately following completion of the call.

About HeartWare International

HeartWare International develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat Class IIIB / IV patients suffering from advanced heart failure. The HeartWare® Ventricular Assist System features the HVAD® pump, a small full-output circulatory support device (up to 10L/min flow) designed to be implanted next to the heart, avoiding the abdominal surgery generally required to implant competing devices. HeartWare has received CE Marking for the HeartWare System in the European Union and TGA approval in Australia. The device is currently the subject of United States clinical trials for two indications: bridge-to-transplant and destination therapy. For additional information, please visit www.heartware.com.

- more -

HeartWare International, Inc. is a member of the Russell 2000® and its securities are publicly traded on The NASDAQ Stock Market and the Australian Securities Exchange.

HEARTWARE®, HVAD®, MVAD® and HeartWare® logos are registered trademarks of HeartWare, Inc.

Forward-Looking Statements

This announcement contains forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to the timing and progress of, and presentation of data related to, clinical trials, expected timing of regulatory filings and approvals, and research and development activities. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. HeartWare does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. HeartWare may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation, the possibility the FDA does not approve the marketing of the HeartWare® Ventricular Assist System in the U.S., and those described in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission. We may update our risk factors from time to time in Part II, Item 1A “Risk Factors” in our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, or other filings with the Securities and Exchange Commission.

For further information:

Christopher Taylor

HeartWare International, Inc.

Email: ctaylor@heartwareinc.com

Phone: +1 508 739 0864

- Tables to Follow -

HEARTWARE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2012	2011
Revenue, net	$26,346	$17,975
Cost of revenue	10,828	7,596

Gross profit	15,518	10,379
Operating expenses:
Selling, general and administrative	12,716	8,664
Research and development	20,007	9,300

Total operating expenses	32,723	17,964
Loss from operations	(17,205)	(7,585)
Other income (expense):
Foreign exchange gain	1,085	592
Interest expense	(2,777)	(2,605)
Investment income, net	112	167
Other, net	(60)	—

Loss before income taxes	(18,845)	(9,431)
Provision for income taxes	—	—

Net loss	$(18,845)	$(9,431)

Net loss per common share — basic and diluted	$(1.33)	$(0.68)

Weighted average shares outstanding — basic and diluted	14,121	13,901

HEARTWARE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$74,396	$71,257
Short-term investments, net	70,059	91,925
Accounts receivable, net	18,601	14,953
Inventories, net	35,061	32,005
Prepaid expenses and other current assets	4,802	4,507

Total current assets	202,919	214,647
Property, plant and equipment, net	18,896	18,325
Other assets, net	8,160	7,760

Total assets	$229,975	$240,732

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,297	$5,025
Other accrued liabilities	12,628	12,436

Total current liabilities	19,925	17,461
Convertible senior notes, net	95,719	94,277
Other long-term liabilities	2,374	2,210
Stockholders’ equity	111,957	126,784

Total liabilities and stockholders’ equity	$229,975	$240,732

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